Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

For immediate release

October 23, 2015

RECOMMENDED CASH AND SHARE OFFER

FOR

TELECITY GROUP PLC

BY

EQUINIX, INC

Offer Update

Equinix, Inc. (“Equinix”) confirms that the European Commission has entered into a period of market testing based upon commitments proposed by Equinix and Telecity Group plc (“Telecity”).

These commitments have been proposed with a view to obtaining EU Commission Phase 1 clearance of the previously announced offer by Equinix for Telecity (the “Offer”).

As a result of this development, the European Commission’s Phase I review timetable is automatically extended by 10 working days to 13 November 2015.

Whilst there can be no assurances, as a result of these commitments Equinix is of the view that there is a good prospect that the proposed transaction will be cleared by the European Commission during its Phase I review. If that happens the pre-conditions to the Offer will be satisfied and the relevant shareholder and scheme of arrangement votes will be sought from Telecity shareholders thereafter. Although there can be no assurances, this would allow the Offer to close in line with the previously communicated guidance of H1 2016.

There is no further update on the Offer at this stage.

Enquiries:

Media contacts

Liam Rose	+1 650 598 6590
Claire Macland	+44 750 783 4784

Investor relations

Katrina Rymill	+1 650 598 6583

Tulchan Communications-Communications Adviser	+44 207 353 4200

Andrew Grant Stephen Malthouse Tom Murray

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world’s leading businesses to their customers, employees and partners inside the most interconnected data centers. In 33 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies. www.equinix.com.

Important Notices

In accordance with Rule 26.1 of the Code, a copy of this announcement will be available, subject to certain restrictions relating to persons resident in certain jurisdictions, on Equinix’s website at www.equinix.com. For the avoidance of doubt, the contents of that website are not incorporated into, and do not form part of, this announcement.

Each of the Equinix, Inc. directors accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of each of the Equinix, Inc. directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of that information.

This Announcement is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the transaction or otherwise nor will there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable laws. The transaction will be implemented solely pursuant to the terms of the scheme document to be published by Telecity, which will contain the full terms and conditions of the transaction, including details of how to vote in respect of the transaction. Any decision in respect of, or other response to, the transaction should be made only on the basis of the information contained in the scheme document.

This Announcement contains certain forward-looking statements with respect to TelecityGroup and Equinix, in particular regarding the process for obtaining approval of the transaction from the European Commission. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct, and in particular that the European Commission will approve the transaction and on what basis they will do so. You are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as at the date of this Announcement. Equinix does not assume any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

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